Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Londax Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, $0.001 par value per share, reserved for issuance pursuant to the Londax Corp. 2026 Equity Incentive Plan	(1)	Other	500,000	$1.50	$750,000.00	0.0001381	$103.58

Total Offering Amounts:						$750,000.00		103.58
Total Fee Offsets:								0.00
Net Fee Due:								$103.58

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Offering Note(s)

(1)	This registration statement shall be deemed to cover an indeterminate number of additional common shares, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the NASDAQ Stock Market on July 21, 2026.